Exhibit 14
The Exploration Company of Delaware, Inc.
Code of Conduct For All Employees and Directors

1. STANDARDS OF CONDUCT

The Company is committed to conducting its business affairs honestly and with integrity. This commitment applies to our relationships with competitors, customers, vendors and employees. Each employee and Director ("Individual") must maintain the highest standards of personal and professional ethics. These rules, practices and policies concerning conduct and behavior ("Standards") are instrumental to the continued success of the Company.

An Individual should not conduct business that is not in the full spirit of honest and ethical behavior, nor should an Individual cause another Individual to act or behave in such a manner, either through inducement, suggestion, or coercion. Furthermore, an Individual should not furnish Company, employee or competitor information to any outside individual, business or entity without first consulting with and acquiring the approval of management.

Each Individual is expected to report dishonest activities by other Individuals to the employee's supervisor or manager or, in the case of a Director, to the Chairman of the Board. Failure to report such activities is considered a violation of the Standards. Knowingly submitting false information is also considered a violation of the Standards. If the employee is uncomfortable reporting any such information to his or her supervisor or manager, they may utilize the TXCO ComplianceLine to report issues anonymously.

Initiating or encouraging reprisal action against an employee or other person who, in good faith, reports known or suspected Standards violations is prohibited. See the "Whistleblower Protection Policy," which is included in the employee handbook, for definitions and further details.

2. EMPLOYEE CONDUCT AND WORK PERFORMANCE

Employees are expected to conduct themselves in a professional manner at all times, demonstrating a positive attitude, respect for co-workers, our customers and their property.

The following guidelines were developed to communicate the Standards of the Company. Each employee is expected to:

- Report to work punctually, as scheduled, and be at the assigned work station, ready for work, at the assigned starting time;
- Notify the appropriate manager when unable to report to work, or unable to report for work on time;
- Actively work during all work hours;
- Comply with all performance/conduct and safety/security policies and procedures;
- Wear appropriate business attire/uniform for and in accordance with the work being performed;
- Perform assigned tasks efficiently and correctly;
- Address fellow employees, customers and visitors in a professional, courteous and respectful manner;
- Maintain work place and work area cleanliness;
- Refrain from behavior or conduct deemed offensive or undesirable; and
- Obtain approval from a manager before removing any Company property for Company or personal use.

The following definitions and classifications are examples of violations for which corrective counseling or other disciplinary action may be taken.

Examples of performance issues include, but are not limited to:

- Excessive absenteeism, tardiness or failure to come to work;
- Failure to meet performance and work quality standards;
- Abusive or unauthorized use of Company supplies and equipment;
- Failure to adhere to safety/security regulations, procedures and policies;
- Reckless driving, including speeding, while operating Company vehicles;
- Unauthorized use of Company vehicles;
- Failure to immediately report an accident or job-related injury.

Examples of inappropriate behavior and misconduct include, but are not limited to:

- Reporting to work intoxicated / under the influence of alcohol or non-prescribed drugs;
- Possession or use of alcoholic beverages on Company property;
- Consumption of alcoholic beverages while engaged in Company business or while in Company uniform, except where authorized;
- Falsifying employment or any other Company records;
- Submitting a fraudulent injury claim;
- Failure to maintain the confidentiality of Company information or business records;
- Discrimination;
- Harassment, sexual or otherwise;
- Solicitation of outside work from customers;
- Fighting or otherwise physically assaulting another employee, customer or vendor;
- Use of obscene, abusive, or threatening language and/or gestures;
- Theft or misappropriation of property from co-workers, customers, the Company or visitors or guests of the Company;
- Misuse, abuse or destruction of Company property;
- Gambling on Company property;
- Possession, sale or use of firearms or other weapons on Company premises or while on Company business, excluding company approved hunting excursions;
- Refusal to follow management's directions or instructions concerning any job-related function;
- Insubordination;
- Deliberate concealment of another employee's misconduct;
- Posting, removing or defacing notices, signs or writings on Company property without proper permission;
- Embezzlement/theft of any money or property belonging to the Company;
- Violation of or failure to adhere to the rules of operation or conduct established by the Company;
- Any behavior or practice, whether or not mentioned in this Code, inconsistent with the ordinary and reasonable conduct necessary for a productive work atmosphere.

3. AVAILABILITY FOR WORK

An employee is hired, in part, based on the person's availability to work. If, for any reason, there is a change in an employee's availability, the Company should be notified in writing at least ten (10) days prior to the change. The Company will make a reasonable attempt to modify the employee's work schedule.

4. ABSENTEEISM AND PUNCTUALITY

An employee must notify the appropriate supervisor or manager as early as possible when the employee will be absent from or late to work or in the event of an emergency.

Telephone calls from individuals other than the affected employee will not be accepted as appropriate notice unless approved by the appropriate supervisor or supervisor or manager.

5. PERSONAL APPEARANCE

Employees are expected to dress appropriately for their position and work environment. Discuss any questions concerning appropriate attire with your manager.

The following guidelines are intended to assist the employee in meeting Company standards for cleanliness and personal appearance:

- All employees are required to maintain the highest standards relating to personal hygiene including regular bathing, clean hands and fingernails.
- A clean-shaven appearance is required. Facial hair is permissible in the form of a mustache, closely groomed beard and sideburns.
- Jewelry is permissible when it will not interfere with your safety or job performance.

   -   Because of frequent contact with shareholders and investors, items such as pins, badges, emblems or buttons may not be worn on uniforms or work attire during business hours unless such items are Company issued.

- The use of colognes for both men and women, and cosmetics for women (including hair coloring, nail polish, face makeup) should be subtle and in good taste.

Discuss any questions or concerns regarding these Standards with the appropriate supervisor or manager.

6. NEATNESS OF WORK AREA

It is the Company's policy to keep all areas of the business neat, clean and professional in appearance. Each employee is responsible for keeping his/her personal work area clean and uncluttered. Inappropriate or distasteful pictures, posters or calendars are not permitted on Company property.

7. COMMUNICATION - PROBLEM RESOLUTION

The cornerstone of effective communication is the employee-supervisor relationship. If an employee has a problem or concern, the employee should discuss it with the appropriate supervisor or manager. If, after discussing the problem or concern with the supervisor or manager, the employee feels that the problem or concern was not properly addressed, the employee should discuss the issue with the Human Resource Manager.

8. EMPLOYEE RELATIONS

The Company is confident that any issues that arise in the work place will be handled fairly and professionally without the intervention of outside parties. Management personnel are not obligated and will not discuss with an outside party any matter or issue between the Company and an employee.

9. DISCIPLINARY GUIDELINES AND ENFORCEMENT

Employees:  An employee's failure to follow these rules, practices, policies, guidelines or other Company standards or policies not specifically mentioned in this Code will result in disciplinary action. Any action taken will be at the sole discretion of the Company. Disciplinary action options include, but are not limited to, informal or verbal counseling, written counseling, suspension and termination of employment

Directors and officers: Waivers of certain of the requirements, under Item 11, of this Code may be requested in advance from the Board of Directors. Any waivers granted must be approved by the majority of the independent Directors. Waivers granted to, or violations of, these standards by any member of the Board of Directors must be reported to the Securities Exchange Commission on a Form 8-K within five business days. Violations that are not waived by the Board will result in removal from the Board of the individual Director, or dismissal of the offending employee.

10. USE OF COMPANY VEHICLES

All Company vehicles are to be used for Company business only. An employee's use of a personal vehicle for Company business will be reimbursed at the current allowance per federal income tax regulations. An employee should use a personal vehicle for Company business only when a Company vehicle is not available.

11. CONFLICTS OF INTEREST

All Individuals are expected to refrain from entering into relationships that would reasonably be considered a conflict of interest with their role with the Company. A conflict of interest exists when an Individual engages in any activity, whether for profit or charitable, that may compromise him/her, another Individual, the Company or the Company's relationship with a customer, vendor, or competitor. Potential conflicts of interest with a customer, vendor, or competitor may include soliciting business for personal gain, soliciting charitable donations, accepting gifts other than those of nominal value, and requesting favors, discounts or services.

Individuals are required to disclose any potential conflict of interest. Failure to disclose a potential conflict of or engaging in a practice determined to be a conflict of interest may result in disciplinary action up to and including termination. In any event, an employee can not do work on his or her own that competes in any way with the sales of products or services the Company provides its customers.

12. INSIDER TRADING

Employees and Directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or any other purpose, except the conduct of TXCO's business. Please see the full "Insider Trading Policy", which is included in the employee handbook, for further details and definitions.

13. CONFIDENTIALITY OF COMPANY INFORMATION

Safeguarding the Company's confidential information, including systems, software, procedures and technology is essential. Caution and discretion are required in the use of such information. Confidential information should be shared only with the appropriate personnel in the Company. An employee should seek approval or direct questions regarding disclosure or access to confidential information with the appropriate supervisor or manager.

Confidential information obtained as a result of Board membership or employment with the Company is not to be used for personal gain. Unauthorized use or disclosure of confidential information can result in civil and/or criminal penalties, for both the Individual and the Company.

Inquiries regarding current or former employees shall be referred to the Human Resource Manager.

14. SAFETY

The Company monitors, and to the best knowledge of its officers and Directors, complies with applicable federal and state laws and regulations to provide a safe workplace.

Specific safety and health rules will be posted. All employees are required to be familiar with the Company's safety rules and/or policies. Each employee is responsible for remaining aware of and following safe working practices/procedures. Failure to follow safety and health rules may result in disciplinary action up to and including termination.

A brief review of these guidelines:

- Report any unsafe conditions or practices immediately to your supervisor;
- Report all personal injuries to your supervisor immediately;
- Alert your supervisor if you become sick while at work;
- Work areas shall be clean and free from hazard;
- Never remove guards or safety devices from equipment. Report any broken or missing devices immediately;
- Smoking is prohibited except in designated areas;
- Family members and/or friends of employees are never allowed on Company property without prior approval of the employee's supervisor or manager.

15. VIOLENCE AND WEAPONS POLICY

Any and all acts or threats of violence by or against any Company employee, customer, vendor, or other visitor to the Company's facilities are strictly prohibited. This policy applies to all Company employees whether on or off Company property.

Possession or use of any and all weapons, including but not limited to, knives, handguns and martial arts weapons, regardless of licensure or concealment, is prohibited on Company property. Contracted, licensed security officers and law enforcement officers are exceptions to this policy.

Company employees are prohibited from possessing or using a weapon of any type on Company property or while conducting off-site business on behalf of the Company, excluding company approved hunting excursions.

16. WORKPLACE MONITORING AND SEARCHES

Company property, including but not limited to, desks, lockers, computers, hard copy or electronic files, e-mail, toolboxes, vehicles and other property owned or operated by the Company, whether locked, secured or unsecured, is subject to monitoring, interception and review at any time for multiple reasons which include, but are not limited to, theft investigation, improper disclosure of confidential or proprietary information, abuse of property, violations of Standards or monitoring workflow and productivity.

All Company communication systems, including but not limited to, computers, email and internet access systems are to be used for Company business purposes only. Any attempt to gain access to restricted files by use of unauthorized codes or passwords is prohibited and will subject the employee to disciplinary action up to and including termination. Computer pass codes shall be disclosed to the appropriate Company manager at all times.

When the Company determines the safety of individuals or Company property may be at risk, the Company may, at its sole discretion, conduct unannounced searches of Company property as well as an employee's personal property on Company premises. Employees are expected to cooperate when searches are conducted. Searches may occur at any time.

17. SUBSTANCE ABUSE

Each employee is required to perform his or her duties unimpaired by any legal or illegal substance. Substance abuse includes the possession, use, purchase, manufacture or sale of drugs and/or alcohol on or in Company property. Substance abuse also includes reporting to work or operating a Company owned, leased or rented vehicle under the influence of drugs or alcohol. Violation of this policy will result in disciplinary action up to and including termination.

Any employee reporting to work impaired will not be allowed to work and will be subject to drug and/or alcohol testing. Employees who voluntarily admit to substance abuse problems, prior to the Company identifying a problem, and request assistance from a rehabilitation program will be granted an unpaid leave of absence, up to three months, to participate in the rehabilitation program. A leave of absence for this purpose will be available one time only and will be conditional upon the employee's full compliance with the terms of the rehabilitation program. Any benefits for which the employee may have been eligible will continue in accordance with the Leave of Absence Policy. However, seniority will not continue to accrue for benefits Eligibility purposes during the rehabilitation period.

Legally prescribed medications/drugs may be taken during working hours in accordance with the instructions provided by the employee's physician prescribing such medications/drugs. Employees should notify the appropriate supervisor if the use of prescribed medications/drugs may affect job performance. Abuse of prescription medications/drugs will not be tolerated.

The Company may conduct pre-employment screening examinations designed to prevent the hiring of individuals who use illegal drugs.

In certain jobs or positions, an employee's use of alcohol and/or drugs can pose a significantly higher risk to the safety of the employee, co-workers or Company property. Accordingly, as a condition of employment, applicants for these designated positions will be required to take a pre-employment physical, including a test for the presence of illegal drugs or alcohol. Refusal to submit to the test within the time specified may result in termination of the application process.

The Company will also conduct drug and alcohol testing if and when there is reasonable cause to suspect an employee is under the influence of drugs and/or alcohol while on Company property, and/or on a random basis. An employee's refusal to submit to the test at the time requested may result in disciplinary action up to and including termination.

Any employee involved in a work related accident may, at the Company's discretion, be required to consent and submit to a drug and/or alcohol test(s) immediately thereafter, but in no case later than thirty-two (32) hours after the accident. If, due to injuries, the employee cannot submit to testing within the prescribed time, the employee will provide the Company with necessary authorization required to obtain hospital reports and other documents that would indicate the presence or non-presence of any drugs and/or alcohol in the employee's system at the time of the accident.

The Company may report information with regards to possession, distribution or use of illegal drugs to law enforcement officials. Also, any suspect substances found during a search of Company property or an employee's personal property on Company premises may be turned over to law enforcement officials. Employees convicted of drug or alcohol involvement may be considered to be in violation of the Company's substance abuse policy.

Company, customer or supplier sponsored activities which may include the service of alcoholic beverages are not included in this policy. However, all employees are viewed as representatives of the Company, whether at work or participating in these events. The Company expects that such consumption will be in moderation so as not to reflect negatively on the Company's professional reputation or expose the Company to any liability. An employee shall not operate a motor vehicle or otherwise engage in any hazardous activity if the alcohol consumed impairs such employee's ability to safely perform those functions.

18. SOLICITATION AND CONTRIBUTIONS

Solicitation and distribution of materials on Company premises is prohibited without the prior approval of the appropriate supervisor, manager or the Human Resource Manager. Employees may request permission to solicit other employees during non-working hours on Company property. The Company may designate a time and area in which solicitation may occur.

19. COMPANY PROPERTY

All desks, file cabinets, computers, furniture, etc. are the property of the Company and must be accessible to the appropriate manager at all times. The use of personal locks on Company offices, furniture, file cabinets or other property or the use of undisclosed passwords is not permitted.

The Company assumes no liability for personal property including electronic equipment, tools, toolboxes, etc. brought onto Company premises or kept in Company property.

20. OFFICE EQUIPMENT

Facsimile machines, copiers, computers, and other office equipment are for Company business use only and should not be removed from the premises without the expressed consent of the appropriate Company manager.

21. TOOLS AND EQUIPMENT

The Company owns certain specialized equipment designed to perform a specific task easier and faster than it could be done manually. This equipment should only be used for the purpose designed. Any employee abusing Company tools and equipment of any kind or type will be subject to disciplinary action, up to and including termination.

22. MANDITORY MEETINGS

Upon timely notice by the Company, employees are required to attend periodic employee or team meetings. The meetings are held to discuss team performance, policies, procedures, new products, events, promotions, etc.

23. PERSONAL TELEPHONE CALLS

We must maintain communications with our customers and business associates. Since the telephone is our primary method of communication, it is necessary to limit its use for personal telephone calls.

Employees shall strongly discourage family and friends and other non-business associates from calling the Company except in the event of an emergency. Personal telephone calls should be limited to lunch or break periods.

Employees must receive prior approval from the appropriate supervisor or manager before making a personal long distance call on Company telephones. Personal long distance calls should be collect or charged to the employee's personal credit card.

24. PERSONAL MAIL

Employees should not use the Company's address for personal business including the delivery of personal mail.

Company stationery should not be used for personal correspondence. Any use of Company stationery shall be in connection with the business activities of the Company.

25. SEVERE WEATHER

The Company will be open for and will conduct business on all regularly scheduled days regardless of weather conditions. Every attempt should be made to report to work if weather conditions permit. An employee shall notify the appropriate supervisor or manager as soon as possible in the event the employee will be absent from or late for work. The supervisor or manager may approve late arrivals or early departures if it is determined that the employee made an effort to report to work for a full day.

26. SUGGESTIONS

Employees are encouraged to submit suggestions concerning quality, working conditions, procedures, sales, marketing and policies to the Human Resources Manager.

Last modified 05/04